Unanimous Consent to Action in Lieu of A Special Meeting of the Board of Directors of Silverton Adventures Inc.

Pursuant to the Authority granted to directors to take action by unanimous consent without a meeting pursuant to the Articles of Incorporation of Silverton Adventures Inc., the Board of Directors ("Directors") of Silverton Adventures Inc., a Nevada corporation (the "Company"), do hereby consent to, adopt, ratify, confirm and approve, as of the date indicated below, the following recitals and resolutions, as evidenced by their signature hereunder:

WHEREAS, the Corporation desires to amend and its Articles of Incorporation;

WHEREAS, the Board of Directors has deemed it advisable to amend the Total Authorized Capital Stock to 2,500,000,000; and

NOW, THEREFORE, be it:

RESOLVED, the Articles of Incorporation of the Corporation have been amended as presented in this resolution;

RESOLVED, the Total Authorized Capital Stock is increased to 2,500,000,000; and

EXECUTED, as of the 10th day of September, 2013 by a unanimous consent of the Board of Directors of Silverton Adventures Inc.

Signed: ______________________
Ron Miller, CEO